EXHIBIT 10.3

Johann | Transitional Services Agreement

Exhibit 17.4.1 to SPA

Exhibit 17.4.1

Transitional ServIces Agreement

Johann | Transitional Services Agreement Exhibit 17.4.1 to SPA

Table of Contents

1.	Interpretation and Definitions	4
2.	TSA Services	9
3.	Consideration	14
4.	Exchange of Information / Cooperation	16
5.	Service Management	20
6.	Term	22
7.	IT Services	24
8.	Limitation of Liability	26
9.	Force Majeure, Disaster Recovery	27
10.	Data Protection	27
11.	Parent Undertaking	28
12.	Confidentiality	28
13.	Notices	29
14.	Set-Off, Interest	31
15.	Applicable Law and Arbitration	32
16.	Miscellaneous	33

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Johann | Transitional Services Agreement Exhibit 17.4.1 to SPA

This Transition Services Agreement (including any of its Exhibits, the "Agreement") is made on [■■■ date]

by and between

1.	Viessmann Group GmbH & Co. KG, a limited partnership (Kommanditgesellschaft) incorporated under the laws of Germany, registered in the commercial register of the local court (Amtsgericht) of Marburg under register no. HRA 3389, with its business address at Viessmannstraße 1, 35108 Allendorf/Eder, Germany ("Seller"), represented by its sole general partner, Viessmann Komplementär B.V., a limited liability company (besloten venootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, registered with the Netherlands Chamber of Commerce (Kamer van Koophandel) under number 63726033 and having its registered seat in Venlo, the Netherlands, and its registered address at Viessmannstraße 1, 35108 Allendorf/Eder, Germany,

and

2.	Viessmann Climate Solutions SE, a European stock company (Societas Europaea), incorporated under German law and registered in the commercial register of the local court (Amtsgericht) of Marburg under registration no. HRB 7562 with its business address at Viessmannstraße 1, 35108 Allendorf/Eder, Germany ("Company")

and

3.	Carrier Global Corporation, a corporation incorporated under the laws of Delaware, U.S.A., with file number: 7286518, with its principal executive offices located at 13995 Pasteur Boulevard, Palm Beach Gardens, Florida 33418, U.S.A. ("Parent"),

and

– Seller, Parent and Company also referred to individually as a "Party" and collectively as "Parties" –

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RECITALS

(A)	WHEREAS, on [■■■ date] April 2023, Seller, Blitz F23-620 GmbH (to be renamed Johann Purchaser GmbH) ("Purchaser") and Parent as Purchaser's ultimate parent company entered into a share purchase agreement ("SPA") relating to the sale and acquisition of Seller's climate solutions business.
(B)	whereas, the transactions contemplated by the SPA are consummated on the date hereof, i.e., shortly prior to the Closing under this Agreement.
(C)	WHEREAS, both Seller and Company and certain of their Subsidiaries as service provider ("Service Provider") have provided, or have procured the provision of, certain services to the respective other Party and/or certain of their Subsidiaries, and Company and Seller and their respective Subsidiaries as recipient ("Recipient") do not yet have the infrastructure and personnel to perform certain identified services required. Therefore, each of Seller and Company have requested transitional services to be provided or procured by the respective other Party.
(D)	WHEREAS, therefore, as part of the consummation of the transactions contemplated by the SPA, it is envisaged for the Parties to enter into this Agreement and to have the respective Service Provider continue identified services for a transitional period.

NOW, THEREFORE, the Parties agree as follows:

1.	Interpretation and Definitions
1.1	Interpretation
1.1.1	Capitalized terms used in this Agreement shall have the meaning assigned to the respective term in any section of this Agreement or, if the term is not assigned a meaning in this Agreement, the SPA. Certain terms are defined in Section 1.2. For reference purposes, Section 1.3 contains a list of terms defined in this Agreement.
1.1.2	The terms "including" and "including, in particular" shall mean "including, without limitation".
1.1.3	Words such as "hereof", "herein" or "hereunder" refer (unless otherwise required by the context) to this Agreement as a whole and not to a specific provision of this Agreement.

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1.1.4	Any reference in this Agreement (including in any of its Exhibits) to a "Section" is a reference to the relevant section (or subsection) of this Agreement (i.e., contained in the main body of this Agreement). Any reference in an Exhibit to a Section or paragraph is a reference to the relevant Section or paragraph in the Exhibit where such reference is made, unless that reference expressly states otherwise.
1.1.5	Terms defined in the singular have a comparable meaning when used in the plural, and vice versa.
1.1.6	The headings of the Sections and subsections in this Agreement are for convenience purposes only and shall not affect the interpretation of any of the provisions hereof.
1.1.7	Terms to which a German translation has been added shall be interpreted as having the meaning assigned to them by the German translation.
1.1.8	The term "law" shall include any statute, code, regulation and other legally binding rule.
1.1.9	Any obligation of a Party to "ensure" or "procure" any matter or to "cause" any third party to take (or omit) an action shall be construed as an independent undertaking (verschuldensunabhängige Einstandspflicht).
1.1.10	The Exhibits to this Agreement are an integral part of this Agreement and any reference to this Agreement includes this Agreement and the Exhibits as a whole. Exhibit 1.1.10 sets forth a list of the Exhibits to this Agreement.
1.2	Certain Definitions

For the purpose of this Agreement, the following terms shall have the following meaning

"Affiliated Company"	means, in relation to a Person, any Person which directly or indirectly (i) controls by means of the majority of capital or voting rights or (ii) is controlled by or

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(iii) is under joint control with such Person; and "affiliated (with)" shall be interpreted accordingly.

"Business Day"	means any day other than a Saturday, Sunday or other day on which banks in Frankfurt am Main, Germany, or New York City, New York (U.S.A.) are generally closed for business or the New York Stock Exchange is not open for a full day of trading.

"Closing"	means [■■■ date], being the Closing under the SPA.

"Person"	means any individual or legal entity.

"Reasonable Efforts"	shall require the respective Party to take commercially reasonable efforts, provided, however, that nothing in this Agreement shall give rise to an obligation on the part of the relevant Party to make any third party expenditures in relation to any TSA Services, unless the other Party offers to reimburse such third party expenditures.

"Reference Exchange Rate"	means with respect to any day and any currency the exchange rate (i) as published by the European Central Bank or (ii) if the European Central Bank generally does not publish such reference exchange rate for the respective currency, as published on the internet page of the Financial Times, in each case of (i) and (ii) for such day or, if no rates are published for such day, the latest day before that day for which such rates are

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published, whatever the case may be.

"Subsidiary"	means in relation to a Person, any Person which is controlled by means of the majority of capital or voting rights or is under joint control with such Person.

"Transaction Documents"	means the SPA, together with all ancillary agreements concluded thereunder or in connection therewith.

"Term Sheet"	means the respective term sheet for each TSA Service as agreed upon between Service Provider and Recipient with reference and annexed to this Agreement as Exhibit 1.2, as may, from time to time, be supplemented or modified in accordance with this Agreement.

"Termination Charges"	means any fees or expenses payable to any unaffiliated, third party provider as a result of any early termination or reduction of a TSA Service (which fees and expenses may include breakage fees, early termination fees or charges, liquidated damages and minimum volume charges with respect to a terminated TSA Service).

"TSA Services"	means the services, functions, and tasks provided to Recipient or its Subsidiaries by or on behalf of Service Provider and its Subsidiaries as specified in the Term

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Sheets, which also include specific provisions regarding the duration, consideration and service levels of the TSA Services, as such Term Sheets may, from time to time, be supplemented or modified in accordance with this Agreement.

"VAT"	means (i) such tax as may be levied by any member state of the European Union (EU) on the basis of Directive 2006/112/EC (as amended from time to time) and (ii) comparable taxes under the laws of any other jurisdiction outside the European Union
1.3	Further Definitions

The following list contains capitalized terms defined in this Agreement other than in its Section 1.2.

Additional Services	as defined in Section 2.2
Affiliated Company	as defined in Section 1.2
Agreement	as defined in the list of Parties
Alleged Transferee	as defined in Section 2.9.3
Alleged Transferor	as defined in Section 2.9.3
Business Day	as defined in Section 1.2
Change	as defined in Section 7.2.2
Change Request	as defined in Section 7.2.2
Claiming Employee	as defined in Section 2.9.3
Closing	as defined in Section 1.2
Confidential Information	as defined in Section 12.1
Developed IP	as defined in Section 4.4.5
Dispute	as defined in Section 15.2
DSC	as defined in in Section 15.2
EURIBOR	as defined in Section 14.2.1
Force Majeure	as defined in Section 9.3
Gross-Up	as defined in Section 3.4
IT Breach	as defined in Section 4.3.3

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IT Service Levels	as defined in Section 7.4
IT Services	as defined in Section 7.1
JSC	as defined in Section 5.2
Omitted IT Services	as defined in Section 7.3.1
Parent	as defined in the list of Parties
Party/Parties	as defined in the list of Parties
Person	as defined in Section 1.2
Purchaser	as defined in Recital (A)
Reasonable Efforts	as defined in Section 1.2
Recipient	as defined in Recital (C)
Reference Exchange Rate	as defined in Section 1.2
Reference Period	as defined in Section 2.1
Seller	as defined in the list of Parties
Service Fee	as defined in Section 3.1.1
Service Manager	as defined in Section 5.1
Service Personnel	as defined in Section 2.8
Service Provider	as defined in Recital (C)
Service Suspensions	as defined in Section 2.5
SME	as defined in Section 2.6
SPA	as defined in Recital (A)
Subcontractors	as defined in Section 2.7
Subsidiary	as defined in Section 1.2
Target	as defined in the list of Parties
Term Sheet	as defined in Section 1.2
Termination Charges	as defined in Section 1.2
Transaction Documents	as defined in Section 1.2
TSA Services	as defined in Section 1.2
VAT	as defined in Section 1.2

2.	TSA Services
2.1	Service Specifications

As of the Closing and subject to the terms and conditions of this Agreement as well as applicable mandatory law, Service Provider shall, or shall cause one or more of its Subsidiaries to, provide the TSA Services in accordance with the specifications set out in the respective Term Sheet, it being agreed that the TSA Services set forth in the Term Sheets shall, unless otherwise agreed between the Parties, comprise (in all material respects) the same scope, quality, service levels and functionality of services that were provided by Service Provider or its Subsidiaries to Recipient or its Subsidiaries in the

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twelve months prior to the signing of the SPA ("Reference Period"). Each Party acknowledges and agrees that it has considered and will continue to consider in good faith any requests made by the other Party to include in any Term Sheet a scope, quality, service levels or functionality of service that differs from that provided during the Reference Period (including to take into account the fact that Service Provider will be providing the respective TSA Services to a non-affiliated party).

2.2	Additional Services

After the Closing, if Recipient reasonably requests additional transition services ("Additional Services") from Service Provider, Service Provider shall consider consenting to the request in good faith. Following such consent, the Parties shall work in good faith to add the Additional Services by entering into a new Term Sheet or other agreement with respect thereto, in each case on terms and conditions mutually agreeable to the Parties, including with respect to scope, duration and fees.

2.3	Service Standard
2.3.1	Subject to the other terms and conditions of this Agreement, Recipient and Service Provider acknowledge and agree that Service Provider shall provide TSA Services to support Recipient during the term set out in the respective Term Sheet.
2.3.2	Unless specifically set forth otherwise herein, Service Provider shall, and in case any TSA Services through an Affiliated Company or Subcontractor in accordance with Section 2.7 Service Provider shall cause any such Affiliated Company or Subcontractor to, carry out the TSA Services with at least such degree of care (in all material respects) as was provided by Service Provider or its Subsidiaries consistent with its past practice in the Reference Period.
2.3.3	If there is any restriction on Service Provider by an existing contract with a third party or by applicable law that would restrict the nature, quality or standard of care applicable to delivery of certain TSA Services to be provided by Service Provider to Recipient (including due to the fact that Service Provider will be providing the respective TSA Services to a non-affiliated party), Service Provider shall use its Reasonable Efforts to provide such TSA Services in a manner as closely as possible to the standard described in this Section 2.3, which shall include taking reasonable steps to avoid or mitigate such restriction, to the extent practicable.
2.3.4	If Service Provider is unable to provide or procure a TSA Service in accordance with the terms of this Agreement or any Term Sheet due to a capacity shortage

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(which the Service Provider agrees to use Reasonable Efforts to avoid or mitigate, to the extent practicable), Service Provider shall provide the affected TSA Service to Recipient on a pro-rata non-discriminatory basis as compared to operations, businesses or divisions of Service Provider and any person affiliated with Service Provider receiving similar services, unless otherwise agreed to by the parties in writing.
2.3.5	Service Provider shall keep employed sufficient, qualified personnel to be in a position to honour its obligations under this Agreement.
2.4	Third Party Consents

Service Provider shall use Reasonable Efforts to obtain any consent required by any third party for the provision of TSA Services, and Recipient shall use Reasonable Efforts to assist Service Provider in Service Provider's efforts to obtain such third party consents as Service Provider may reasonably request. If such consent cannot be obtained, Service Provider shall use Reasonable Efforts to provide a mutually acceptable arrangement in order to enable Service Provider to provide such TSA Services, including to use Reasonable Efforts to have such third party enter into an agreement directly with Recipient; provided, however, that only if such Reasonable Efforts do not result in a mutually acceptable arrangement, the Parties shall negotiate in good faith an acceptable substitute TSA Service to be provided by Service Provider, that shall be subject to the terms and conditions of this Agreement; in all other cases the TSA Services shall be provided by Service Provider as agreed hereunder. Any reasonable fees or other out-of-pocket costs to obtain any third party consents shall be borne by Recipient in addition to the Service Fees.

2.5	Service Suspensions

In case of any operationally required material interruptions or suspensions of any TSA Service the TSA Services ("Service Suspensions"), (i) Service Provider shall (or cause its Subsidiary to) provide to Recipient (x) advance notice of any planned Service Suspension, and (y) in the event of any unplanned Service Suspension for which advance notice is not practicable, prompt notice thereof, provided that in each case Recipient shall be notified no later than such time as Service Provider or its Subsidiaries notify any person affiliated with them, respectively, of the same Service Suspensions, (ii) Service Provider shall provide each of the TSA Services to Recipient on a non-discriminatory basis as compared to operations, businesses or divisions of Service Provider and its Affiliates receiving similar services (iii) Service Provider shall restore provision of TSA Services as quickly as reasonably practicable, and (iv) Service Provider shall keep (or

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shall cause an Affiliate to keep) Recipient or its applicable Affiliates reasonably and promptly informed of the status and progress of any Service Suspension and steps being taken to restore provision of the TSA Services.

2.6	Subject Matter Experts

The Parties acknowledge and agree that, should services under a Term Sheet hereto be performed by a subject matter expert ("SME"), as specified in the applicable Term Sheet, Service Provider shall use its Reasonable Efforts to replace such SME with another employee of Service Provider or one of its Affiliated Companies in case that the respective SME ceases employment with Service Provider and any of its Affiliated Companies. If Service Provider is unable to locate a suitable replacement for such SME, the services attributable to such individual shall, upon request of the Recipient, no longer be provided under this Agreement and Recipient shall have no obligation to pay any further compensation, Service Fees or expenses relating to the services attributable to such SME, provided that Service Provider shall, without undue delay, use Reasonable Efforts to assist Recipient in locating a suitable external party to provide the services attributable to such SME.

2.7	Acting Persons

Service Provider may perform TSA Services through Affiliated Companies, or, provided that there is no material increase in the total cost (over the entire term of the TSA Service) or change in service (including quality and functionality), through external Subcontractors ("Subcontractors"); provided, however, that (i) Service Provider shall use the same degree of care in selecting any such Affiliated Company or Subcontractor as it would if such Affiliated Company or Subcontractor were being retained to provide similar services to Service Provider, (ii) Service Provider shall perform the TSA Services exclusively through the SME in accordance with Section 2.4 (if applicable), (iii) Service Provider shall in all cases procure compliance of the Affiliated Company or Subcontractor with the terms and conditions of this Agreement and the respective Term Sheet in providing any of the TSA Services and shall remain responsibile for the provision to Recipient of the TSA Services, and that (iv) Service Provider shall be solely responsible for any obligations or liabilities that it may have to such third party service providers with respect to their service hereunder.

2.8	Directions

With respect to the TSA Services and subject to the standard of care and performance requirements set forth in this Agreement, Service Provider shall not be subject to the

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directions of Recipient and shall have the exclusive right to select, direct and discharge any of the employees, agents or Subcontractors of Service Provider who will perform the TSA Services ("Service Personnel") and Recipient shall have no right of, and will not exercise any, direction, control, and supervision over and not issue any instructions to any Service Personnel while the same is performing the TSA Services. Service Provider shall be responsible for paying the compensation of such Service Personnel, unless otherwise set forth in Section 2.9.3.

2.9	No Transfer of Employees
2.9.1	Service Provider acts as an independent contractor, subject to any instructions given by Recipient in accordance with this Agreement.
2.9.2	Nothing in this Agreement, including termination, shall have the effect, nor is intended that any provision of law shall have the effect, of transferring to the respective other Party any employment relationships that a Party or any of its Affiliated Companies or Subcontractors has with any of their employees.
2.9.3	Notwithstanding the above, if any individual (a "Claiming Employee") claims or alleges that as a result of the commencement, continuation or termination of the TSA Services his or her employment, or any liability relating to his or her employment, has transferred from one Party or any of its Affiliated Companies (the "Alleged Transferor") to the other Party or any of its Affiliated Companies (the "Alleged Transferee"), then the Parties shall cooperate in good faith, or shall procure that the relevant Affiliate Company shall cooperate in good faith, to minimize any related costs, expenses, and liabilities, and shall in particular act as follows:
(a)	each Party shall notify the other Party of such claim or allegation within 10 Business Days of becoming aware of such claim or allegation;
(b)	the Alleged Transferor shall have the right to make an offer of employment to the Claiming Employee within 10 Business Days of receipt of such notification from the Alleged Transferee or of otherwise becoming aware of such claim or allegation;
(c)	if such offer of employment has not been made within ten (10) Business Days pursuant to Section 2.9.3(b) or has not been accepted within ten (10) Business Days of such offer being made to the Claiming Employee, then the Alleged Transferee may employ the Claiming Employee or, otherwise, shall initiate the termination of the employment relationship with

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the Claiming Employee and the Alleged Transferor and the Alleged Transferee shall coordinate on further steps.
(d)	During the respective periods of ten (10) Business Days set forth in Sections 2.9.3(a) through 2.9.3(c), the Alleged Transferee shall not actually employ and/or integrate the Claiming Employee into its own business organization.
(e)	All reasonable costs, claims, expenses and liabilities arising for the Alleged Transferee from the employment, including the termination of employment, of the Claiming Employee including in relation to statutory, tortious or contractual claims, including any lawyer’s and other legal fees incurred shall be borne by the relevant Alleged Transferor.
3.	Consideration
3.1	Charges
3.1.1	The Recipient shall pay to Service Provider the fees as specified for the relevant TSA Service in the respective Term Sheet ("Service Fee"), it being agreed that
(a)	in case a TSA Service is performed through a Subcontractor in accordance with Section 2.7, the Service Fee shall be equal the Subcontractor's bona fide pass-through costs; and
(b)	in all other cases, the Service Fee shall be set forth in the Term Sheets for the relevant TSA Service, which the Parties acknowledge and agree were discussed and agreed prior to the date of this Agreement based on a good faith reasonable standard taking into consideration the fees and other charges for the relevant TSA Service in the Reference Period (as set out in the Separation Report by Deloitte dated 23 February 2023) and actual costs of Service Provider for the provision of such TSA Services (excl. cost of integration and corporate charges).
3.1.2	In the case of any TSA Service that is provided through a Subcontractor in accordance with Section 0, Service Provider may increase the applicable Service Fee from time to time in an amount equal to any bona fide increase in the fees charged to Service Provider by such Subcontractor on a non-discriminatory basis for the relevant TSA Service.

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3.2	Invoicing and Payments

The Service Fee shall be pro-rated on a monthly basis for the TSA Services performed in the respective month. Unless otherwise set forth in the respective Term Sheet, Service Provider or its Affiliated Company shall invoice Recipient in Euro in arrears for the Service Fees of each calendar month until twenty (20) Business Days after the end of such calendar month. Any foreign exchange conversions shall occur at the Reference Exchange Rate applicable to the last day of the month to which the invoice relates. Each invoice amount shall be paid within ten (10) Business Days after receipt of the invoice.

3.3	VAT

The Service Fee and any other consideration payable under this Agreement are net amounts that do not yet include any VAT. If and to the extent that any VAT is or becomes chargeable or payable on any service or supply contemplated under this Agreement, Recipient shall pay to Service Provider or the respective Affiliated Company of Service Provider an amount equal to such VAT in addition to the Service Fee or any other consideration payable unless and to the extent the respective VAT is owed by Recipient under the reverse charge regime. Service Provider or the respective Affiliated Company of Service Provider shall issue an invoice in accordance with applicable VAT law and provide any other applicable documentation reasonably requested by Recipient.

3.4	Withholding Tax

All payments made by Recipient under this Agreement shall be made in full and without deduction or withholding of any tax unless a deduction or withholding is required by law. If a deduction or withholding in respect of a tax is required by law to be made by Recipient, the amount of the payment due from the Recipient shall be increased to an amount which (after making any deduction or withholding) leaves an amount equal to the payment which would have been due if no deduction or withholding had been required ("Gross-Up"). If and to the extent Service Provider has obtained and utilized a tax credit which is attributable to the deduction or withholding, Service Provider shall pay an amount to Recipient equal to the tax credit up to the amount of the Gross-up that was paid by Recipient to Service Provider.

3.5	Tax Cooperation

The Parties shall, or shall procure (stehen dafür ein) that their respective Affiliated Companies use commercially reasonable efforts to (i) minimize the amount of VAT or amounts required to be withheld or deducted by Recipient under applicable law, (ii) claim the benefit of any exemptions or reductions in applicable rates and (iii) minimize any

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other incremental tax burden on any Party or any of their respective Affiliated Companies as a result of the provision of services or supplies under this Agreement.

3.6	Local TSA

For tax or invoicing reasons, the Parties may mutually agree that certain TSA Services shall be rendered on a local level under a separate local transition services agreement or Term Sheet between the relevant service providing entities of Service Provider and service receiving entities of Recipient. The terms and conditions of this Agreement shall apply to such local agreements as if they were incorporated therein and, in case of a conflict between the such local agreements and this Agreement, the terms of this Agreement shall prevail.

4.	Exchange of Information / Cooperation
4.1	Information

The Parties shall use their respective Reasonable Efforts to cooperate with each other in all matters relating to the provision and receipt of the TSA Services and compliance with the obligations under this Agreement. Such cooperation shall include, (i) exchanging information, data and documentation and (ii) making available sufficient resources and timely decisions, approvals and acceptances, in each case of (i) and (ii) as either Party may reasonably require for the purposes of providing or receiving, as appropriate, the TSA Services and complying with the obligations under this Agreement, and subject to prior contract, intellectual property or confidentiality obligations owed by Service Provider or its Affiliated Companies to third parties or other legal restrictions of Service Provider or its Affiliated Companies.

4.2	Access to Facilities

During the term of this Agreement, Recipient shall, subject to compliance with applicable law and all of Recipient's safety and security procedures which are generally applicable to third parties visiting Recipient's facilities, provide Service Provider, its Affiliated Companies and Subcontractors and their respective authorized personnel with any assistance and access to personnel, information, materials and facilities of Recipient and its Affiliated Companies as Service Provider the aforementioned Persons may reasonably require to enable Service Provider to perform its obligations under this Agreement.

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4.3	Access to Computer Systems
4.3.1	If Service Provider (or any of its Affiliated Companies or Subcontractors) has access (either on-site or remotely) to Recipient's information technology systems in relation to the TSA Services, Service Provider shall (and shall cause its Affiliated Companies and Subcontractors to) limit such access solely to the use of such systems as necessary to provide the TSA Services and shall (and shall cause its Affiliated Companies or Subcontractors to) (i) not access or attempt to access Recipient's or any of its Affiliated Companies' information technology systems, files, software or services other than those required to receive the intended benefit of the TSA Services, (ii) maintain reasaonble security measures, consistent with Service Provider’s past practice during the Reference Period, to protect such information technology systems of Recipient and its Affiliated Companies to which Service Provider or its Affiliated Companies has access pursuant to this Agreement from access by unauthorized third parties, and any "back door", "time bomb", "Trojan Horse", "worm", "drop dead device", "virus" or other computer software routine intended or designed to disrupt, disable, harm or otherwise impede in any manner the operation of such systems; (iii) not permit access or use of information technology systems of Recipient or any of its Affiliated Companies by a third-party other than as authorized by prior written consent of Recipient and (iv) not disable, damage or erase or disrupt or impair the normal operation of the information technology systems of Recipient or any of its Affiliated Companies. Service Provider shall limit such access to its employees with a bona fide need to have such access in connection with the provision of the TSA Services, and shall follow all of Recipient's applicable written security rules and procedures previously provided by Recipient to Service Provider in writing.
4.3.2	If Recipient (or any of its Affiliated Companies or Subcontractors) has access (either on-site or remotely) to Service Provider's or any of its Affiliated Companies' information technology systems in relation to the TSA Services, Recipient shall (and shall cause its Affiliated Companies or Subcontractors to) limit such access solely to the use of such systems as necessary to receive the intended benefit of the TSA Services and shall (and shall cause its Affiliated Companies or Subcontractors to) (i) not access or attempt to access Service Provider's or any of its Affiliated Companies' information technology systems, files, software or services other than those required to receive the intended benefit of the TSA Services, (ii) maintain reasaonble security measures, consistent with Recipient’s past practice during the Reference Period, to protect such information technology systems of Service Provider and its Affiliated Companies to which Recipient or its Affiliated Companies has access pursuant to this Agreement from

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access by unauthorized third parties, and any "back door", "time bomb", "Trojan Horse", "worm", "drop dead device", "virus" or other computer software routine intended or designed to disrupt, disable, harm or otherwise impede in any manner the operation of such systems; (iii) not permit access or use of information technology systems of Service Provider or any of its Affiliated Companies by a third-party other than as authorized by prior written consent of Service Provider and (iv) not disable, damage or erase or disrupt or impair the normal operation of the information technology systems of Service Provider or any of its Affiliated Companies. Recipient shall limit such access to its employees with a bona fide need to have such access in connection with the receipt of the TSA Services, and shall follow all of Service Provider's applicable written security rules and procedures previously provided by Service Provider to Recipient in writing.
4.3.3	Each Party shall promptly notify the other Party in the event it or any of its respective Affiliated Companies becomes aware of or suspects that there has been a breach of security or a loss, theft or unauthorized access, use or disclosure of any information technology systems (collectively, "IT Breach") of Service Provider or Recipient or any of their respective Affiliated Companies to the extent such (i) IT Breach could adversely affect the provision or receipt of the TSA Services hereunder or such other Party's data or Confidential Information or (2) notice is required by applicable law.
4.4	Use of IP Rights
4.4.1	Each Party shall retain all right, title and interest in and to its and its Affiliates' Intellectual Property Rights, except as otherwise provided in this Section 4.4.
4.4.2	Except as expressly provided in this Section 4.4, no license or right, express or implied, is granted under this Agreement by either Party or their respective Affiliates in or to their respective Intellectual Property Rights.
4.4.3	If the provision of the TSA Services hereunder requires the use by Service Provider (or its relevant Affiliated Company or Subcontractor) of any Intellectual Property Rights owned or licensable (without payment by Recipient or any its Affiliated Companies), Recipient (on behalf of itself and its Affiliated Companies) hereby grants to Service Provider a limited, non-exclusive, non-transferable and royalty-free license, on an "as is", warranty-free basis, to use such Intellectual Property Rights for the sole purpose of, and only to the extent and duration necessary for, the provision of the TSA Services hereunder, pursuant to the terms and conditions of this Agreement; provided that (i) with respect to Company or any of its Subsidiaires as Recipient in this Section 4.4.3, the term

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"Affiliated Companies", as used in this Section 4.4.3, shall be limited to the Company and its Subsidiaries, (ii) the duration of the foregoing license shall not exceed the Term and (iii) the foregoing license is subject to any applicable third-party restrictions or limitations. The licensed Intellectual Property Rights may only be sub-licensed to other Affiliated Companies of Service Provider or third parties involved in the TSA Services and limited thereto.
4.4.4	If the reciept of the TSA Services hereunder requires the use by Recipient (or its relevant Affiliated Company) of any Intellectual Property Rights owned or controlled by Service Provider or any its Affiliated Companies, Service Provider (on behalf of itself and its Affiliated Companies) hereby grants to Recipient and its Affiliated Companies a limited, non-exclusive, non-transferable and royalty-free license, on an "as is", warranty-free basis, to use such Intellectual Property Rights for the sole purpose of, and only to the extent and duration necessary for, the reciept of the TSA Services hereunder, pursuant to the terms and conditions of this Agreement; provided that (i) with respect to Company or any of its Subsidiaires as Service Provider in this Section 4.4.4, the term "Affiliated Companies", as used in this Section 4.4.4, shall be limited to the Company and its Subsidiaries, (ii) the duration of the foregoing license shall not exceed the Term and (iii) the foregoing license is subject to any applicable third-party restrictions or limitations. The licensed Intellectual Property Rights may only be sub-licensed to other Affiliated Companies of Recipient and only to the extent reasonably required for the performance of TSA Services.
4.4.5	As between the Parties, Service Provider shall solely own all right, title and interest in and to all Intellectual Property Rights (other than trademarks) created or developed by or on behalf of Service Provider, any of its Subsidiaries or any of their respective third-party service providers in connection with the provision of the TSA Services to Recipient ("Developed IP") Recipient hereby irrevocably assigns, and shall cause its Affiliated Companies to assign, to Service Provider all of its or their right, title and interest in and to all Developed IP and hereby waives any and all moral rights that it or they may have in all such Developed IP. Recipient agrees, and shall cause its Affiliated Companies, to execute all other documents and take all actions as may be necessary or desirable to enable the Service Provider to prosecute, perfect, enforce, defend, registered and record its right, title and interest in and to the Developed IP. To the extent Recipient requires certain Developed IP (including customizations of software or systems) for the continuation of its business after the expiration and/or termination of this Agreement or a specific TSA Service, Service Provider hereby grants the Recipient a limited, non-exclusive, non-transferrable, royalty-free, sublicensable

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(solely with respect to Affiliates and service providers or assignees permitted pursuant to Section 16.4 and Exhibit 16.4) right to use such Developed IP solely to the extent and duration necessary to continue the conduct of the Recipient’s or such assignee's business on an “as-is”, warranty-free basis. Service Provider is under no obligation to provide any services, updates or modifications to the Recipient for its use of the Developed IP under such license.
4.5	Compliance with Law

Each Party shall, and shall procure that its Affiliated Companies and Subcontractors comply with any applicable law, including applicable economic sanctions and export controls, with regard to the provision of the TSA Services and Service Provider shall only be obliged to provide the TSA Services permissible under applicable law, including applicable economic sanctions and export controls. Recipient shall only be provided with the TSA Services permissible under applicable law, including applicable economic sanctions and export controls. Without limiting the foregoing, no Service Provider shall provide services (i) in or derived from any territory that is the target of comprehensive sanctions under or (ii) that involve or benefit any individual or entity that is the target of, in each case of (i)-(ii), sanctions laws and regulations applicable to Recipient.

4.6	Books and Records

Each Party shall make and keep books and records with respect to the provision of the TSA Services in accordance with such Party's respective practices and procedures in the ordinary course of business from time to time.

5.	Service Management
5.1	Service Managers

Service Provider and Recipient shall each appoint one individual who shall coordinate all activities related to a respective TSA Service under a Term Sheet and be the primary contact for the other Party for any issues arising with respect to such TSA Service ("Service Manager"). The initial Service Manager for each Party is listed in the relevant Term Sheet. The Service Managers shall identify and resolve any upcoming issues in connection with the respective TSA Service. Unless otherwise mutually determined by the Service Managers, the Parties shall regularly meet on a weekly basis for the first six (6) months after the Closing and on a bi-weekly basis thereafter to review the performance of the respective TSA Service and to discuss any modifications. Meetings may be held in person or by means of telecommunication (telephone, video, or web

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Johann | Transitional Services Agreement Exhibit 17.4.1 to SPA

conferences). The Service Managers shall promptly discuss and attempt to resolve in good faith disputes arising out of or relating to this Agreement. Any dispute that has not been resolved by the Service Managers to the mutual satisfaction of both Parties within five (5) Business Days (or such longer period as the parties may agree) may be referred by either Party to the JSC and the members of the JSC shall in good faith seek to find an agreement on the dispute referred to them, in accordance with Section 5.5 below.

5.2	Joint Steering Committee

The Parties shall establish a joint steering committee ("JSC"), which shall have an equal number of members from each Party. Each of Service Provider and Recipient will appoint two (2) representatives to the JSC. Each representative must have the requisite experience and seniority to enable him or her to make decisions with respect to oversight and dispute resolution relating to the TSA Services on behalf of the applicable Party.

5.3	Replacement

Either Party may change any of its Service Managers or representatives on the JSC from time to time, upon ten (10) days' written notice to the other Party. In case a Service Manager or representative on the JSC of either Party becomes permanently unavailable, the relevant Party shall nominate a replacement and inform the other Party of the replacement without undue delay.

5.4	Responsibility of the JSC

The JSC shall have the responsibility to

5.4.1	endeavour to resolve any issues that could not be resolved between the Service Managers;
5.4.2	serve as a forum for the Parties to exchange and discuss information and proposals regarding important issues under this Agreement; and
5.4.3	take such other actions as are set forth in this Agreement as the responsibility of the JSC or as the Parties may agree in writing are the responsibility of the JSC.
5.5	Decisions by the JSC
5.5.1	Unless otherwise agreed by the members of the JSC, the JSC will meet at least on a bi-weekly basis for the first six (6) months after the Closing and at least once every month thereafter. Meetings may be held in person or by means of

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telecommunication (telephone, video, or web conferences). The first meeting of the JSC will take place within two (2) weeks of the Closing. The JSC decides by unanimous consent of its members.
5.5.2	If the JSC is unable to reach such consent on a particular matter in a formal vote called by one of its members, the JSC will reconvene within one (1) week after such vote to attempt to resolve the matter. Any matter upon which the JSC is unable to reach unanimous consent shall be treated as a Dispute.
5.5.3	Except as explicitly set forth in this Section 5.5, the JSC will establish its own procedural rules for its operation. Each Party will bear its expenses incurred in connection with such Party's participation on the JSC.
6.	Term
6.1	Term
6.1.1	This Agreement shall become effective upon Closing. This Agreement shall terminate on the earlier of (i) being terminated pursuant to the provisions of this Section 6, (ii) such point in time when the terms of all TSA Services have expired under their applicable Term Sheets or have been terminated and (iii) thirty (30) months after the Closing.
6.1.2	The TSA Services shall be delivered for such time periods set out in Exhibit 6.1.2.
6.2	Termination for Convenience
6.2.1	Recipient may from time to time and without cause terminate a TSA Service upon prior written notice, with the notice period as set forth in the respective Term Sheet or, absent such stipulation, upon ninety (90) days' prior written notice. Upon such termination for convenience becoming effective, Service Provider shall no longer be obliged to provide the respective TSA Service and Recipient shall only remain obliged to pay for (i) the respective TSA Service until the termination, (ii) any costs already incurred by Service Provider (or its Affiliated Company or Subcontractors) in reasonable expectation of the continuing provision of such TSA Service in accordance with the terms of this Agreement and any applicable Term Sheet and (ii) any Termination Charges.
6.2.2	Both Parties may immediately terminate a TSA Service upon mutual agreement.

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6.3	Termination for Breach

If either Party fails to perform any of its material obligations under this Agreement (including under any Term Sheet) and such breach is not cured within thirty (30) days after notice to such Party with all relevant details of the breach, the other Party may request a convening of the JSC to take place within one (1) week after such request in order to agree on a remedy to cure the breach within three (3) weeks after the convening of the JSC. If four (4) weeks after the request for convening the JSC, the breach is still not cured and the JSC has not reached an agreement on a remedy to cure the breach, the other Party may terminate the relevant TSA Service(s) and any interdependent TSA Services, immediately by notice to the defaulting Party without any further notice period. Such termination right applies irrespective of any right of any Party to refer the Dispute to a DSC pursuant to Section 15.2.

6.4	Termination for Cause

Any further right of any Party to terminate the Agreement for cause (Kündigung aus wichtigem Grund) under mandatory statutory law remains unaffected.

6.5	Effect of Termination; Transition Support
6.5.1	Subject to Section 6.5.2, as early as reasonably practicable before any termination or expiration of a TSA Service, the Parties shall cooperate in good faith and use all Reasonable Efforts to prepare and execute an orderly transition of the relevant terminated or expired TSA Service from Service Provider (or its relevant Affiliated Company or Subcontractor) to Recipient (or the relevant Affiliated Companies), in particular, they shall comply with their migration obligations set out in the Term Sheets. Each Party will bear its own costs for such transition, provided that all reasonable external costs (e.g., for third party service providers) required for the transition and requested by Recipient shall be borne by Recipient except in case of a termination pursuant to Section 6.3, in which case the Party in breach shall bear such costs.
6.5.2	The relevant Term Sheet will specify the requirements (if any) of Service Provider for the transition of TSA Services and the transfer of know-how to Recipient in order to facilitate the migration of services to Recipient and to ensure full service functionality prior to the expiration of the term of the Term Sheet as well as the consideration owed therefore.

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6.6	Surviving Provisions

A termination of this Agreement for whatever reason shall be without prejudice to the rights and obligations of either Party accruing up to the date of termination, and Section 4.4.5 (Developed IP), Section 0 (Limitations of Liability) and Sections 11 (Parent Undertaking) and 12 through 16 (Confidentiality, Notices, Set-Off, Interest, Applicable Law and Arbitration, Miscellaneous) shall survive any such termination.

7.	IT Services
7.1	Applicability of Terms to IT Services

The terms of this Agreement shall be fully applicable to TSA Services which consist in IT services or which include substantial IT components and which are therefore marked "IT" or "IT Service" in the respective Term Sheet ("IT Services").

7.2	Additional Terms for IT Services, Changes
7.2.1	Unless specifically set forth otherwise herein or in the respective Term Sheet and except as legally required because Service Provider will be providing the respective IT Services to a non-affiliated party, Service Provider shall carry out the IT Services in substantially the same manner as in the Reference Period. In particular, Service Provider shall keep to the same lead times and shall provide any data in the same form as used during the Reference Period.
7.2.2	Each Party may request modifications to any aspect of an IT Service ("Change") by written notice to the relevant Service Manager of the other Party (each such request a "Change Request"). The Service Managers will discuss the Change Request in good faith and prepare all information required for discussion of the Change Request in the JSC as soon as reasonably practicable. The Parties shall decide jointly on approval or rejection of the Change Request as well as, in case of approval, on all relevant details of its implementation (including any changes in Service Fees or other related costs). If the service volumes of the IT Services are changed, the prices from the Service Catalogue set forth in Exhibit 7.2.2 will apply.
7.2.3	The Term Sheets for IT Services shall set out certain basic migration obligations of the Parties, to ensure the establishment of the Recipient's own IT infrastructure during the transitional period. Further migration obligations of the Parties shall be specified in the migration plan annexed as Exhibit 7.2.3 to facilitate the migration

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of such services to the relevant recipient and to ensure full service functionality at the expiration of the term of the respective Term Sheet. Both Parties shall amend and further develop the migration plan during the Term in order to achieve such goal. Each Party shall bear its respective costs of the migration obligations. Any licenses that are provided to the Service Recipient as part of the Service Provider's migration obligations shall be paid by the Recipient.
7.3	Omitted IT Services
7.3.1	If there are IT services that were provided by Service Provider and its Affiliated Companies to Recipient and its Affiliated Companies during the Reference Period that are reasonably required in order for the Recipient and its Affiliated Companies to operate in substantially the same manner in which they operated during the Reference Period, and are not listed as excluded services and have been accidentally omitted in the agreed IT Services ("Omitted IT Services"), Recipient may notify Service Provider of such Omitted IT Services within a period of one (1) year after the Closing and request such Omitted IT Services from Service Provider. Any such notification shall take place without undue delay after the omission becomes apparent to any of Recipient's Service Managers involved with the respective Omitted IT Service.
7.3.2	Following such request, Service Provider shall consider consenting to the request in good faith, with such consent not to be unreasonably withheld, conditioned or delayed. Following such consent, the Parties shall work in good faith to add the Omitted IT Services without undue delay to the IT Services by agreeing on a Term Sheet. In doing so, the Parties shall add terms and conditions for the Omitted IT Services (including on Service Fees and reimbursements) that are consistent with the terms and conditions for both (i) the Omitted IT Services as they have been provided during the Reference Period and (ii) the other IT Services.
7.4	Penalties

If certain service levels are specified in the respective Term Sheet for IT Services ("IT Service Levels"), such IT Service Levels may set forth penalties in the form of Service Fee reductions in case Service Provider fails to perform an IT Service in accordance with the applicable IT Service Level. Service Provider shall issue a credit (Gutschrift) to Recipient for any such penalty incurred at the same time as the next invoice for the affected Service. In case no further invoices for the affected IT Service are issued, the penalty amount shall be due and payable by Service Provider to Recipient within 14

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calendar days after Service Provider receives a corresponding invoice by Recipient. The penalties under this clause shall be limited as specified in the respective Term Sheet.

7.5	Escalation Process for IT Services

Any non-compliance with IT Service Levels and/or migration obligations by Service Provider shall be immediately addressed to an IT Steering Committee, which shall resolve the issue within two weeks and immediately establish all mitigation measures possible. The IT Steering Committee shall consist of the Service Managers and the SME of the respective IT Service. If the IT Steering Committee fails to resolve the issue within two weeks, the issue shall be escalated to the JSC that will convene immediately. If the JSC cannot reach a solution within two weeks after the escalation of the issue, each Party may initiate arbitration proceedings pursuant to Section 15.3 and, in addition, Recipient may terminate the relevant TSA Service and any interdependent TSA Services immediately by notice to the defaulting Party without any further notice period. In any event, the Parties shall use Reasonable Efforts to establish an adequate substitution for the respective IT Services.

8.	Limitation of Liability
8.1	Fault

Neither Service Provider, its Affiliated Companies or Subcontractors nor any agent of them shall be liable for any action taken or omitted to be taken by it under or in connection with this Agreement, other than for negligent or willful misconduct.

8.2	Amount

Subject to Section 8.3 below, the aggregate amount of all claims of Recipient and its Affiliated Companies against Service Provider, its Affiliated Companies and, if applicable, Subcontractors and any of their agents shall be limited to the amount equal to the sum of the Service Fees payable for the TSA Services affected by the breach for a twelve (12) months period.

8.3	Willful Misconduct

The Parties' liability for willful misconduct and death or personal injury remains unaffected.

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9.	Force Majeure, Disaster Recovery
9.1	Release from Obligations

If Service Provider (including its Affiliated Companies and Subcontractors engaged in providing the TSA Services) is unable to fulfill the TSA Services during the term of this Agreement due to an event of Force Majeure, it shall be released from its obligations in connection with and for the duration of such interruption. Service Provider shall inform Recipient without undue delay in writing in accordance with Section 13 below about the circumstances of the Force Majeure event and its expected duration.

9.2	Cooperation

The Parties agree to cooperate in good faith to remedy any event of Force Majeure and/or to limit its impacts. Service Provider shall have backup and disaster recovery protocols as well as technical and organizational measures to protect the security, availability, integrity, and confidentiality of its information technology systems in place, consistent with its past practice in the Reference Period and all requirements of applicable law. Service Provider shall follow these backup and disaster recovery protocols and measures to resume the TSA Services as soon as reasonably practicable.

9.3	Definition

"Force Majeure" shall mean all incidents that are beyond the reasonable control of either Party and their relevant Affiliated Companies and Subcontractors, including war, natural disasters, flood, earthquakes, atmospheric disasters, nuclear disasters, acts decreed by public authorities, economic sanctions, exceptional traffic and road situations, strikes and lock-outs, pandemics, lock-downs, civil unrest, breakdowns of machinery or equipment or IT hardware or software not resulting from improper maintenance, and disruptions in the supply of energy or raw materials unrelated to any actions of the Parties.

10.	Data Protection

In relation to the processing of personal data in connection with this Agreement both Parties shall comply, and shall procure that their Affiliated Companies and Subcontractors comply, with all applicable data protection laws as enacted from time to time. To the extent Service Provider, or any of its Affiliated Companies or Subcontractors, is a processor of personal data for or on behalf of Recipient or any of its Affiliated Companies in the sense of Article 28 of Regulation (EU) 2016/679 (General Data Protection Regulation), the Parties will enter into (or procure that their relevant

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Affiliated Companies or Subcontractors enter into), in due time before any processing of personal data, a data processing agreement in accordance with applicable law. For the processing of personal data carried out by Service Provider in connection with the TSA Services, the Parties and their respective Subsidiaries have entered into the Data Processing Agreements set out in Exhibit 10/1 (Data Processing Agreement for non-IT Services) and Exhibit 10/2 (Data Processing Agreement for IT Services).

11.	Parent Undertaking

Parent undertakes to procure that Company and its Affiliated Companies fulfil their obligations under this Agreement.

12.	Confidentiality
12.1	Obligation

Except as referred to in Section 12.2 below, each Party shall treat, and cause their respective Affiliated Companies and Subcontractors, as well as their employees, agents and representatives, to treat, as strictly confidential all information concerning the other Party, its Affiliated Companies, and their respective businesses and affairs received or obtained from or on behalf of the other Party in connection with the execution and performance of this Agreement ("Confidential Information"). Each Party may only use Confidential Information for the purpose of performing its obligations or exercising its rights under, and in accordance with, this Agreement.

12.2	Exceptions

Each Party may disclose Confidential Information if and to the extent:

12.2.1	such Confidential Information has been legally obtained from a third party which is not restricted from disclosing such Confidential Information by law or regulation or, to the respective Party's best knowledge, by contractual obligations;
12.2.2	such Confidential Information has been independently developed by the respective Party without use or benefit of any of the Confidential Information of the respective other Party;
12.2.3	such Confidential Information is within the public domain or later becomes part of the public domain without a breach by a Party of its obligations under this Section 11;

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12.2.4	agreed in written form between the Parties; or
12.2.5	the disclosure is required by mandatory law or stock exchange regulations provided that any such disclosure shall only be made after providing the other Party with notice thereof in order to permit the other Party to seek an appropriate protective order or exemption.

The burden of proof with regard to any Confidential Information of which a Party claims that it may be disclosed in accordance with this Section 12.2 rests with such Party.

12.3	Permitted Use

Service Provider may disclose Confidential Information to its Affiliated Companies and Subcontractors (including their officers and employees) on a "need-to-know" basis to the extent required for the performance of the TSA Services, Recipient may disclose Confidential Information to the Affiliated Companies (including their officers and employees) on a "need-to-know" basis to the extent required for receipt of the TSA Services, and either Party may disclose Confidential Information on a "need-to-know" basis to their officers and employees, insurers or professional advisors, provided that the person or entity the Confidential Information is disclosed to is subject to confidentiality obligations with respect to such Confidential Information which are equivalent in scope to the confidentiality obligations of the receiving Party hereunder on the basis of their employment or service agreements, enforceable rules of conduct or individual confidentiality undertakings.

12.4	Continuation

The confidentiality undertaking set forth in this Section 12 shall continue irrespective of any expiry or termination of this Agreement except to the extent the relevant Confidential Information is no longer protected by applicable trade secret or know-how protection laws.

13.	Notices

Any notice, request, demand or other communication under or in connection with this Agreement shall be made in writing in the English language and delivered by hand, courier or e-mail (provided that any electronic submission includes a duly signed copy of the relevant notice or other communication) to the person at the address set forth below, or such other person or address as may be designated by the respective Party to the other Party in the same manner:

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To Seller:

Viessmann Group GmbH & Co. KG
Attn.: Markus Pfuhl
Viessmannstraße 1
35108 Allendorf (Eder)
Germany

markus@viessmann.family

With a copy to Seller's Legal Counsel:

Hengeler Mueller Partnerschaft von Rechtsanwälten mbH
Attn.: Dr. Matthias Hentzen / Thomas Meurer
Benrather Straße 18-20
40213 Düsseldorf
Germany

matthias.hentzen@hengeler.com / thomas.meurer@hengeler.com

To Company or Parent:

Carrier Global Corporation
Carrier World Headquarters
Attn.: Francesca Campbell
13995 Pasteur Boulevard
Palm Beach Gardens
Florida 33418
USA

francesca.campbell@carrier.com

With a copy to Parent's Legal Counsel:
Paul, Weiss, Rifkind Wharton & Garrison LLP
Attn: Scott Barshay / Laura Turano
1285 Avenue of the Americas
New York

New York, 10019
USA

sbarshay@paulweiss.com / lturano@paulweiss.com

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Linklaters LLP
Attn: Derek Tong / Dr. Timo Engelhardt
One Silk Street
London EC2Y 8HQ
United Kingdom

derek.tong@linklaters.com / timo.engelhardt@linklaters.com

14.	Set-Off, Interest
14.1	Set-Off

Rights and claims under this Agreement may be set-off against any rights or claims a Party or its Affiliated Companies may have under this Agreement, but no other rights or claims. To the extent any foreign exchange conversion is required to allow for the set-off, the Reference Exchange Rate applicable to the last day of the month shall be used, to which the underlying invoice relates.

14.2	Interest
14.2.1	Other than as specifically set forth in this Agreement, payments under this Agreement shall bear interest for the time of default (Verzug) at a rate p.a. equal to EURIBOR plus 300 (in words: three hundred) basis points beginning on the first day of default and each subsequent three (3) months period, as determined two (2) Business Days prior to each such period. "EURIBOR" shall mean the euro interbank offered rate for deposits in Euro for a period of three (3) months which appears on REUTERS page EURIBOR03MD (or such other page as may replace such page on that service for the purpose of displaying Brussels interbank offered rate quotations of major banks) as of approximately 11:00 hours (Brussels time); if such rate is less than zero, EURIBOR shall be deemed to be zero.
14.2.2	Interest payable under any provision of this Agreement shall be calculated on the basis of the actual days elapsed and a year of 360 days and shall be payable at the same time as the payment to which it relates.

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15.	Applicable Law and Arbitration
15.1	Applicable Law

This Agreement and the transactions contemplated by it shall be governed by, and be construed in accordance with, the Laws of the Federal Republic of Germany, without regard to principles of conflicts of laws and without regard to the UN Convention on the International Sale of Goods (CISG).

15.2	Dispute Resolution

In the event of any controversy or claim arising out of or relating to any provision of this Agreement or the performance or alleged non-performance of a Party of its obligations under this Agreement upon which the JSC was unable to reach unanimous consent ("Dispute"), each Party may refer such matter by written notice to a dispute solving committee ("DSC") which shall be composed of two (2) senior executives from each Party meeting on demand. The DSC will use its good faith efforts to mutually agree upon the proper course of action to resolve the matter. If the Parties are unable to resolve a Dispute in accordance with this Section 15.2 within thirty (30) days after referral of the Dispute to the DSC, such Dispute shall be finally resolved in accordance with Section 15.3 below.

15.3	Arbitration

All disputes arising under or in connection with this Agreement (including any disputes in connection with its validity as well as any tortious or non-contractual disputes) shall be exclusively and finally settled by arbitration in accordance with the rules of the International Chamber of Commerce, Paris (ICC) as applicable from time to time. The arbitration shall be conducted as Expedited Proceedings as defined and pursuant to Annex 4 to such arbitration rules by an arbitration tribunal consisting of a sole arbitrator mutually agreed between and jointly nominated by the Parties. In case the Parties cannot agree on the sole arbitrator within five (5) Business Days, each Party may file a notice to the ICC requesting the appointment of a suitable arbitrator. Place of arbitration shall be Frankfurt, Germany. The language to be used in the arbitral proceedings shall be English, provided that no Party shall be under an obligation to provide to the arbitral tribunal English translations of any contracts and agreements in the German language. The right to obtain injunctive relief before state courts shall not be excluded hereby.

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15.4	Service of Process

Parent hereby appoints every partner of Linklaters LLP admitted to the German bar, as its agent for service of process (Zustellungsbevollmächtigter) for all legal proceedings involving Parent arising out of or in connection with this Agreement. This appointment shall only terminate upon the appointment of another agent for service of process domiciled in Germany, provided that the agent for service of process is an attorney admitted to the German bar (in Deutschland zugelassener Rechtsanwalt) and his appointment has been notified to and approved in writing by Seller (which approval shall not be unreasonably withheld or delayed). Parent shall promptly after the Signing Date and upon the appointment of any new agent for service of process (as the case may be) issue to the agent a written power of attorney (Vollmachtsurkunde) and shall irrevocably instruct the agent to submit such deed in connection with any service of process under this Agreement.

16.	Miscellaneous
16.1	Entire Agreement

This Agreement (including its Exhibits), together with the other Transaction Documents, comprises the entire agreement and understanding between the Parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement. All annexes to this Agreement shall constitute an integral part of this Agreement.

16.2	Amendments

Any provisions of this Agreement and its annexes as well as Term Sheets (including amendments to this Section 16.2) may be amended or waived only if such amendment or waiver is (i) by written instrument executed by all Parties and explicitly referring to this Agreement, (ii) by DocuSign, or (iii) by notarized deed, if required by law.

16.3	No Third Party Rights and Procurement Obligations
16.3.1	This Agreement shall not grant any rights to, and is not intended to operate for the benefit of, third parties unless otherwise explicitly provided for herein. Wherever under this Agreement any party other than a Party is to be indemnified by the respective other Party, such other party shall not be entitled to bring any claims for indemnification against the respective Party directly.

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16.3.2	To the extent that this Agreement implies to impose any obligations on a person which is not a Party to this Agreement, such clause shall be interpreted as an obligation of the Parties to cause such person to act as contemplated under this Agreement, provided, however, that, should the person concerned be an Affiliated Company of a Party, such Party shall procure (steht dafür ein) that the person concerned acts as contemplated under this Agreement.
16.4	No Assignment

Subject to Exhibit 16.4, Recipient shall not, in whole or in part, dispose of any claims (including future or contingent claims) arising from or in connection with this Agreement by way of assignment, encumbrance or otherwise without the prior written consent of Service Provider consenting to such disposal. This shall also apply to any disposal by way of a universal succession.

16.5	Severability

Should any provision of this Agreement, or any provision incorporated into this Agreement in the future, be or become invalid or unenforceable, the validity or enforceability of the other provisions of this Agreement shall not be affected thereby. The invalid or unenforceable provision shall be deemed to be substituted by a suitable and equitable provision which, to the extent legally permissible, comes as close as possible to the intent and purpose of the invalid or unenforceable provision. The same shall apply if this Agreement turns out to be incomplete (gap - Regelungslücke); in this case, in order to fill the gap, a suitable and equitable provision shall be deemed to have been agreed upon which comes as close as possible to what the Parties, in the light of the intent and purpose of this Agreement, would have agreed upon if they had considered the matter.

[Signature page to follow]

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[Signature Page of Viessmann Group GmbH & Co. KG to Transitional Services Agreement]

Place: _________, Date:____________	Place:_________, Date:____________

Viessmann Group GmbH & Co. KG	Viessmann Group GmbH & Co. KG

Name:	Name:

Function:	Function:

[Signature Page of Carrier Global Corporation to Transitional Services Agreement]

Place: _________, Date:____________	Place:_________, Date:____________

Carrier Global Corporation	Carrier Global Corporation

Name:	Name:

Function:	Function:

[Signature Page of Climate Solutions SE to Transitional Services Agreement]

Place: _________, Date:____________	Place:_________, Date:____________

Climate Solutions SE	Climate Solutions SE

Name:	Name:

Function:	Function: